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                                                                     EXHIBIT 5.2


                                  Law Offices
                                 McAfee & Taft
                           A Professional Corporation
                       10th Floor, Two Leadership Square
                               211 North Robinson
                         Oklahoma City, Oklahoma 73102
                                 (405) 235-9621


                                January 9, 2002



Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, TX 75057

                              Re:      Senior Subordinated Notes Exchange Offer

Ladies and Gentlemen:

         Reference is made to your Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission today with respect to $400,000,000 aggregate principal amount of 10-5/8% Senior Subordinated Notes due 2007 (the "Securities"). The Securities will be unconditionally guaranteed (the "Guarantees") by the Guarantors (as hereafter defined). The Securities and the Guarantees will be issued under an indenture (the "Indenture") dated as of October 15, 2001, among Fleming Companies, Inc. (the "Company"), the Guarantors identified therein (the "Guarantors"), and Manufacturers and Traders Trust Company, as Trustee.

         We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing under the laws of Oklahoma. Each Guarantor, other than Richmar Foods, Inc., as to which no opinion is given (each Guarantor other than Richmar Foods, Inc. is referred to as a "Non-California Guarantor") has been duly incorporated or formed (in the case of Non-California Guarantors that are not corporations) and is validly existing and in good standing under the laws of its jurisdiction of formation.

         2. The Indenture has been duly authorized, executed and delivered by the Company and each of the Non-California Guarantors.

         3. The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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         4. Each of the Guarantees has been duly authorized by all necessary corporate, partnership or limited liability company action of the respective Non-California Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, will be the legally valid and binding obligation of the respective Non-California Guarantor, enforceable against such Non-California Guarantor in accordance with its terms.

         We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.


                                        Very Truly Yours,



                                        /s/ McAFEE & TAFT

                                        A Professional Corporation